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                                                                  Exhibit (A)(1)

                             PAC-WEST TELECOMM, INC.

       OFFER TO EXCHANGE CERTAIN OPTIONS UNDER THE PAC-WEST TELECOMM, INC.
                    1999 STOCK INCENTIVE PLAN FOR NEW OPTIONS

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                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                           AT 5:00 P.M., PACIFIC TIME,
          ON DECEMBER 14, 2001, UNLESS THE OFFER IS OTHERWISE EXTENDED.

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         Pac-West Telecomm, Inc. ("Pac-West" or the "Company") is offering current eligible employees the opportunity to exchange outstanding and unexercised options, referred to as the "existing options," to purchase shares of common stock, par value $0.001 per share, of Pac-West, referred to as the "common shares," which were granted under the Pac-West Telecomm, Inc. 1999 Stock Incentive Plan referred to as the "option plan," for new options to purchase common shares, referred to as "new options," under the option plan. Pac-West is making this Offer upon the terms and subject to the conditions described in this "Offer to Exchange," the Election Form and the Form of Notice of Change in Election, which together, as they may be amended from time to time, constitute the "Offer."

         An "eligible employee" refers to all employees of Pac-West:

         . who are employees as of the date the Offer commences, which we refer to as the "commencement date," and remain employed through and including the date the new options are granted, which we refer to as the "grant date," a date that we currently expect to be at least 185 days after the expiration of the offering period; and

         .        who hold options under the Option plan; and

         . who are not directors and officers required to report transactions in Pac-West's common stock pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, at any time on or after the commencement date to and including the grant date.

         As of November 5, 2001, options to purchase approximately 3,249,213 of our shares were granted and unexercised under the Option Plan, of which options to purchase approximately 1,531,866 of our shares, constituting approximately 47.1% of those options, were held by eligible employees.

         Existing options that are duly tendered for exchange and accepted by Pac-West will be canceled and in exchange for such cancelled options, we will, subject to the terms and conditions of this Offer, grant new options to purchase a number of common shares equal to one hundred percent (100%) of the number of shares that are issuable upon exercise of the options that the employee tendered and that we accepted for exchange. Subject to the terms and conditions of this Offer, we will grant the new options after the expiration of at least 185 days following the expiration of the offering period. You may not tender options for less than 100% of the shares of common stock associated with all individual grants made to you under the option plan. All tendered options accepted by Pac-West through the Offer will be cancelled promptly after 5:00 p.m., Pacific Time on the date the Offer expires. The Offer is currently scheduled to expire on December 14, 2001, which, subject to extension in accordance with the terms and conditions of this Offer, is referred to as the "expiration date," and we expect to cancel options as soon as practicable thereafter, which date is referred to as the "cancellation date." IF YOU TENDER ANY

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EXISTING OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO TENDER ALL EXISTING
OPTIONS THAT YOU RECEIVED PRIOR TO THE CANCELLATION DATE.

         If you tender existing options for exchange as described in the Offer, then, subject to the terms and conditions of this Offer, we will grant you new options under the option plan, and they will be subject to all the terms, conditions, laws, rules and regulations applicable to the option plan and new stock option award agreement, including, where applicable, any relevant holding periods, for tax or other reasons.

         The exercise price per share of the new options will be 100% of the fair market value of the shares on the grant date, which generally will be equal to the closing market price of the common shares on the trade date immediately prior to the date of grant.

IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF PAC-WEST FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE. PARTICIPATION IN THE OFFER DOES NOT IN ANY MANNER CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF PAC-WEST (See Section 7 of the Offer).

         Although Pac-West's board of directors has approved the Offer, neither Pac-West nor its board of directors makes any recommendation as to whether you should tender your existing options for exchange. The decision to tender is an individual one based on a variety of factors. You must make your own decision whether or not to tender your existing options, and you should consult with your personal advisors, including tax or legal advisors, if you have questions about your financial or tax situation.

         Pac-West's common shares are currently traded on the Nasdaq National Market System under the symbol "PACW." On November 5, 2001, the closing price of the common shares reported on Nasdaq was $0.73 per share. You should be aware that the bid price for Pac-West's common stock is currently below the minimum bid price of $1.00 per share required by the Nasdaq Stock Market for the continued inclusion of the common stock on the Nasdaq National Market System. Although we understand that the Nasdaq Stock Market has temporarily suspended enforcement of the minimum bid price requirement for continued listing on the Nasdaq National Market System until January 2, 2002, if the bid price for Pac-West's common stock does not thereafter increase above the minimum bid price requirement, it is possible that the common stock would be de-listed from inclusion in the Nasdaq National Market System. If Pac-West's common stock were to be de-listed, as described above, you should be aware that the market price of the common stock could decline further as a result of such de-listing.

WE RECOMMEND THAT YOU OBTAIN AND EVALUATE CURRENT MARKET QUOTES FOR THE COMMON SHARES, AMONG OTHER FACTORS BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, OR ANY OTHER SECURITIES AUTHORITY, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about this Offer to Jeff Webster, Pac-West Telecomm, Inc., 1776 W. March Lane, Ste. 250, Stockton, California 95207, telephone number (209) 926-3375, fax number (209)

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926-3483. You may also direct questions about this offer or requests for assistance or additional copies of the Offer to Exchange, the Election Form, or the Form of Notice of Change in Election to Stephanie Van Steyn, Pac-West Telecomm, Inc., 1776 W. March Lane, Ste. 250, Stockton, California 95207, telephone number (209) 926-3318, fax number (209) 926-3483.

                                    IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax, mail or hand deliver it and any other required documents to us at Pac-West Telecomm, Inc., 1776 W. March Lane, Ste. 250, Stockton, California 95207, fax number (209) 926-3483, Attn. Stephanie Van Steyn, before 5:00 p.m., Pacific Time, on the expiration date.

IN ORDER TO BE CONSIDERED TIMELY FILED, ALL DOCUMENTS MUST BE RECEIVED BY THE COMPANY PRIOR TO 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE.

IF WE DO NOT RECEIVE YOUR ELECTION FORM BY THE EXPIRATION DATE, YOUR INACTION WILL BE CONSIDERED THE EQUIVALENT OF AN ELECTION NOT TO PARTICIPATE IN THE OFFER.

         We are not making this Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER ANY OR ALL OF YOUR EXISTING OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR IN THE ELECTION FORM OR THE FORMS OF NOTICE OF CHANGE IN ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET.........................................................  10

RISKS OF PARTICIPATION IN THE OFFER........................................  17

THE OFFER..................................................................  19

         Section 1.  Eligible Employees....................................  19

         Section 2.  Number of Options; Expiration Date....................  19

         Section 3.  Purpose of the Offer..................................  20

         Section 4.  Procedures for Tendering Options......................  21

         Section 5.  Withdrawal Rights and Change in Election..............  21

         Section 6.  Acceptance of Options for Exchange and Cancellation
                     and Issuance of New Options...........................  22

         Section 7.  Conditions of the Offer...............................  23

         Section 8.  Price Range of Common Shares..........................  24

         Section 9.  Source and Amount of Consideration; Terms of New
                     Options...............................................  25

         Section 10. Information Concerning Pac-West.......................  28

         Section 11. Interests of Directors and Officers; Transactions and
                     Arrangements Concerning the Options...................  28

         Section 12. Status of Options Tendered in the Offer; Accounting
                     Consequences of the Offer.............................  28

         Section 13. Legal Matters; Regulatory Approvals...................  29

         Section 14. Material U.S. Federal Income Tax Consequences.........  29

         Section 15. Extension of the Offer; Termination; Amendment........  31

         Section 16. Fees and Expenses.....................................  31

         Section 17. Additional Information................................  32

         Section 18. Forward Looking Statements; Miscellaneous.............  32

Schedule A.      Information Concerning the Directors and Executive Officers of
                 Pac-West Telecomm, Inc.

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                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this Offer. However, this summary may be incomplete or may not contain all the information that is important to you. We urge you to carefully read this entire Offer to Exchange, the Election Form and the Form of Notice of Change in Election, in order to better understand the terms of this Offer. We have made references to the relevant sections of this Offer to Exchange where you will find a more detailed description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering eligible employees the opportunity to exchange outstanding and unexercised options to purchase shares of common stock which were granted under the option plan for new options to purchase common shares under the option plan. An unexercised option is an option to purchase shares of common stock which you were granted, but have not yet exercised, regardless of whether it is vested or not. We will grant you new options to purchase common shares in an amount equal to one hundred percent (100%) of the number of options that you tender under the Offer and we accept for exchange.

         The exercise price per share of the new options will be one hundred percent (100%) of the fair market value of the common shares on the grant date. The fair market value will be determined as follows: (1) where there exists a public market for the common stock, the fair market value shall be the closing price for a share for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange that is the primary market for the common shares or the Nasdaq National Market System, whichever is applicable, or (2) if the common shares are not traded on any such exchange or national market system, the average of the closing bid and asked prices of a share on the Nasdaq Small Cap Market for the day prior to the time of the determination, in each case, as reported in The Wall Street Journal or such other reliable source, or (3) in the absence of an established market for the common shares, the closing price per share according to the OTC Bulletin Board or the Pink Sheets published by the National Quotation Bureau, as the case may be, on the trade date immediately prior to the date of grant (or, if no such prices were reported on that date, on the last date on which such prices were reported) (See Section 2 of the Offer).

WHO IS ELIGIBLE TO PARTICIPATE?

         An "eligible employee" refers to all employees of Pac-West:

         . who are employees as of the date the Offer commences and remain employed through and including the date the new options are granted, a date that we currently expect to be at least 185 days after the expiration of the offering period; and

         .        who hold options under the Option plan; and

         . who are not directors and officers required to report transactions in Pac-West's common stock pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, at any time on or after the commencement date to and including the grant date.

         As of November 5, 2001, options to purchase approximately 3,249,213 of our shares were granted and unexercised under the option plan, of which options to purchase approximately 1,531,866 of our shares, constituting approximately 47.1% of those options, were held by eligible employees.

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         Eligible employees in all locations are entitled to participate in this
Offer. However, we are not making the Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction (See Section 1 of the Offer).

WHY ARE WE MAKING THE OFFER?

         We believe that granting stock options to employees provides them with certain ownership rights in Pac-West, strengthens their motivation and their identification with Pac-West's activities and success, and emphasizes the connection between their individual performance and Pac-West's overall achievements. The Offer enables us to offer eligible employees an incentive to stay with Pac-West since many of our employees' existing options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. In making this Offer to Exchange existing options for new options that will have an exercise price equal to the fair market value of the common shares on the grant date of the new options, it is our goal to provide eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value (See Section 3 of the Offer).

WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

         "Repricing" existing options would result in variable accounting for such options, which would require us, for financial reporting purposes, to record additional compensation expense each quarter until such repriced options are exercised, cancelled or expired.

WHAT ARE THE CONDITIONS TO THE OFFER?

         The Offer is subject to a number of conditions, including the conditions described in Section 7 of the Offer. Participation in the Offer is completely voluntary (See Section 7 of the Offer).

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

         To be granted new options under the Offer and under the terms of the applicable option plan, you must be employed by Pac-West continuously from the commencement date through and including the grant date.

         Subject to the terms of this Offer, we will not grant the new options for at least 185 days after the expiration of the offering period. The granting of the new options may be delayed if, in the opinion of the board of directors of Pac-West, there exists or has occurred certain events, circumstances or non-public information that prevents the closing pricing of the common shares from reflecting the true fair market value of the common shares.

IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF PAC-WEST, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF PAC-WEST (See Section 7 of the Offer).

                                       11

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HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

         Subject to the terms and conditions of this Offer, we will grant you new options to purchase a number of common shares in an amount equal to one hundred percent (100%) of the number of shares that are issuable upon exercise of the options that you tender under the Offer and we accept for exchange. Included with the Election Form and accompanying documents, you will receive a notice indicating the exact number of existing options that you have now, and that you would have if you tender all such existing options under this Offer. All new options will be subject to new stock option agreements that you will execute with us upon receiving new options. The new options will be subject to the terms and conditions of the option plan and the stock option agreements in effect at that time (See Section 2 of the Offer).

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

         We will not grant the new options before the expiration of at least 185 days following the expiration of the offering period. We expect to grant the new options as soon as practicable following the expiration of such period. You must be an employee of Pac-West on the date we will grant the new options in order to be eligible to receive them (See Section 6 of the Offer). The granting of the new options may be delayed if, in the opinion of the board of directors of Pac-West, there exists or has occurred certain events, circumstances or non-public information that prevents the closing pricing of the common shares from reflecting the true fair market value of the common shares.

WHY WILL YOU NOT RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the new options on a date earlier than 185 days after the expiration of the offering period we could be subject to burdensome accounting charges. The result would be that, for financial reporting purposes, we would have to treat the new options as variable awards. This means that we would have to report the non-cash accounting impact of decreases and increases in the price of Pac-West's common shares as a compensation expense for the new options issued under this Offer. We would have to continue reporting this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our common shares would be, the greater the compensation expense we would have to report. By setting the grant date of the new options to occur at least 185 days following the expiration of the offering period, we believe we will not have to treat the new options as variable awards (See Section 6 of the Offer).

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

         No. If we accept the existing options you tender in the Offer, you will not receive other option grants before receiving your new options (See Section 9 of the Offer).

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

         Yes. Once we have accepted existing options tendered by you, these existing options will be cancelled and you will no longer have any rights under those existing options to the extent they were tendered and cancelled, even if such options were vested (See Section 12 of the Offer).

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WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price per share of the new options will be one hundred percent (100%) of the fair market value of the common shares on the grant date. The fair market value will be determined as follows: (1) where there exists a public market for the common stock, the fair market value shall be the closing price for a share for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange that is the primary market for the common shares or the Nasdaq National Market System, whichever is applicable, or (2) if the common shares are not traded on any such exchange or national market system, the average of the closing bid and asked prices of a share on the Nasdaq Small Cap Market for the day prior to the time of the determination, in each case, as reported in The Wall Street Journal or such other reliable source, or (3) in the absence of an established market for the common shares, the closing price per share according to the OTC Bulletin Board or the Pink Sheets published by the National Quotation Bureau, as the case may be, on the trade date immediately prior to the date of grant (or, if no such prices were reported on that date, on the last date on which such prices were reported) (See Section 2 of the Offer).

         The date of grant of the new options will be a business day that is at least 185 days following the expiration of the offering period. Consequently, it is not possible for us to presently predict the exercise price of the new options, and the new options may have a higher, equal or lower exercise price than some or all of your existing options. We recommend that you obtain and evaluate current market quotes for our common shares, among other factors, before deciding whether or not to tender your existing options (See Section 8 of the Offer).

WHEN WILL THE NEW OPTIONS VEST?

         The new options will have a vesting period based on the vesting period of the options that you return to us pursuant to the Offer. The new options would be granted with the same vesting schedule as the existing options, excluding any provision for accelerated vesting, so that the new options would be issued with vested and unvested shares as calculated based on the original vesting schedule. If several grants have been issued to the eligible employee, the eligible employee would be issued an equal number of new grants so that the vesting schedule would coincide with each individual cancelled grant (See
Section 9 of the Offer).

WHAT IF WE EFFECT A MERGER, CHANGE IN CONTROL OR OTHER SIMILAR TRANSACTION?

         In the event that prior to the expiration of the 185-day period there shall be a sale of all or substantially all of Pac-West's common shares or assets or a merger of Pac-West with another entity as a result of which a majority of Pac-West's common shares will be held by persons other than Pac-West's shareholders prior to the merger, all awards under the plan shall terminate immediately prior to the specified effective date of the transaction unless the award is assumed by the successor corporation. The company will not accelerate the timing of the grant should such transaction occur prior to the end of the 185-day period. If the plan is not assumed by the successor corporation, the replacement grants will not be issued. The option exchange plan is then null and void.

ARE THERE CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS ALTHOUGH YOUR EXISTING OPTIONS WERE CANCELLED?

         Yes. If any applicable law prohibits the grant of new options in exchange for your tendered options. We do not currently believe that any law or regulation prohibits us from granting such new

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options. We intend to take reasonable measures to avoid such legal or regulatory prohibition. However, we will not grant new options to you if we are prohibited from doing so (See Section 7 of the Offer). The granting of the new options may be delayed if, in the opinion of the board of directors of Pac-West, there exists or has occurred certain events, circumstances or non-public information that prevents the closing pricing of the common shares from reflecting the true fair market value of the common shares.

         In addition, as mentioned above, if for any reason you are no longer employed by Pac-West on the date we grant the new options you will not be entitled to receive any new options under this Offer. (See Section 9 of the Offer).

IF YOU CHOOSE TO TENDER AN OPTION GRANT, DO YOU HAVE TO TENDER ALL YOUR OPTIONS IN THAT GRANT?

         Yes. You must tender a full option grant. In addition, you must tender all options subject to any other individual option grant you have received from Pac-West. We are not accepting partial tenders of an individual option grant or tenders of selected option grants. For example, if you hold an option to purchase 200 shares of common stock at an exercise price of $5.00 per share, you must either tender all or none of such options; you cannot tender only part of the option and retain the remainder of the option. Similarly, if you have multiple option grants, you must tender all of your grants (See Section 6 of the Offer).

WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

         If you elect not to participate in this Offer, your existing options will not be affected by this Offer at all. Existing options that you choose not to tender for exchange or existing options that we do not accept for exchange will remain outstanding and retain their current exercise price and current vesting schedule until exercised or until they expire in accordance with their terms.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS UNDER THE OFFER?

         If you choose to tender your current options in exchange for new options, you should not be required at the time of exchange to recognize income under current U.S. federal income tax laws. In addition, you will not be required to recognize income upon the grant of the new option under current U.S. federal income tax laws. We recommend that you consult with your own tax advisor to determine the tax and social security consequences of this Offer (See Section 14 of the Offer).

IF YOUR EXISTING OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL YOUR NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

         If one or more of the options you tender for exchange are incentive stock options, you will receive new options that are treated as incentive stock options as to one hundred percent (100%) of the number of shares covered by the incentive stock options you tendered, but only to the extent allowed under the Internal Revenue Code of 1986, as amended (the "Tax Code"). Under the Tax Code, options can only qualify as incentive stock options to the extent that the fair market value of shares as to which the options become exercisable for the first time during any calendar year does not exceed $100,000, based on the fair market value of a share on the date of grant of the option (the fair market value of a share will be equal to the exercise price of the option). Therefore, whether the Tax Code limitation may be exceeded with respect to any stock options you receive depends upon the number of shares subject to the incentive stock option you tender, the fair market value of the shares on the date of grant of the new

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options you receive in exchange, and the vesting schedule that applies to the new options, among other factors. As noted above, the new options will have a vesting period based on the vesting period of the options, excluding any provision for accelerated vesting, which you return to us pursuant to the Offer. To the extent that the Tax Code's incentive stock option limitation is exceeded, the new options will be treated as nonqualified stock options under the option plan. The tax consequences associated with incentive stock options and nonqualified stock options are discussed further in the Risks of Participation in the Offer section (See Section 14 of the Offer).

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

         This Offer will expire on December 14, 2001, at 5:00 p.m., Pacific Time, unless we extend it. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will notify you of such extension by individual or public announcement of the extension (See Sections 2 and 15 of the Offer).

HOW DO YOU TENDER YOUR OPTIONS?

         In order to tender your options you must properly fill out and execute the Election Form and any other documents required by the Election Form. You must deliver the Election Form and all required documentation to Stephanie Van Steyn, by hand delivery, overnight courier, mail or fax for delivery no later than 5:00 p.m., Pacific Time on the expiration date. You will not be able to participate in this Offer if you miss this deadline.

IN ORDER TO BE CONSIDERED TIMELY FILED, ALL DOCUMENTS MUST BE RECEIVED BY THE COMPANY PRIOR TO 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE.

IF WE DO NOT RECEIVE YOUR ELECTION FORM BY THE EXPIRATION DATE, YOUR INACTION WILL BE CONSIDERED THE EQUIVALENT OF AN ELECTION NOT TO PARTICIPATE IN THE OFFER.

         Subject to our rights to extend, terminate and amend the Offer, we presently anticipate that we will accept all properly tendered options submitted within the tender offer period, promptly after the expiration of the Offer. We do, however, reserve the right to reject any or all tenders of options that we determine are not submitted in appropriate form or that we determine are unlawful to accept (See Section 4 of the Offer).

HOW AND DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your previously tendered existing options by delivering to us by hand delivery, overnight courier, mail or fax to Stephanie Van Steyn, the Form of Notice of Change in Election and any additional required documentation required by the Form of Notice of Change in Election. You may deliver this form and withdraw your tendered options at any time before the Offer expires. If we extend the Offer, you may deliver the form and withdraw your tendered options at any time until the extended expiration of the Offer. Once you have withdrawn, you may re-tender existing options only by again following the delivery procedures described above (See Section 5 of the Offer).

IN ORDER TO BE CONSIDERED TIMELY FILED, ALL DOCUMENTS MUST BE RECEIVED BY THE COMPANY PRIOR TO 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE.

WHEN WILL YOUR NEW OPTIONS EXPIRE?

         Your new options will expire ten (10) years from the date of grant, or earlier if your employment with Pac-West terminates and otherwise in accordance with the terms of the option plan (See Section 9 of the Offer).

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

WHAT DO WE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

         Neither we nor our board of directors make any recommendation as to whether you should tender any or all of your existing options under this Offer. Furthermore, we cannot predict whether you will still be employed by Pac-West on the date of grant or what the exercise price of your new options will be. You must make your own decision whether or not to tender existing options and bear the risks involved in such tender. We urge you to consult with your own legal counsel, tax advisor, accountant and/or financial advisor, and take all risks associated with this Offer into account.

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance regarding this Offer, you should contact Jeff Webster at (209) 926-3375 or Stephanie Van Steyn at (209) 926-3318.

                       RISKS OF PARTICIPATION IN THE OFFER

         Participation in the Offer involves a number of potential risks, including, but not limited to, those described below. This list sets forth some of the potential risks in participating in the Offer. As this list is not complete, Offer participants should carefully consider these and other risks set forth in the Election Form and the Form of Notice of Change in Election, and Pac-West strongly recommends that participants consult with investment and tax advisors before deciding whether to participate in the Offer. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect the Offer.

Your cancelled existing options may be worth more than the new options.

         If the per share price of Pac-West's common shares increases after the date your tendered options are cancelled, your cancelled options may be worth more than the new options that you have received in exchange for them. For example, if you cancel options with a $5 exercise price and Pac-West's share price reaches $10 when the replacement grants are made, your new options will have a higher exercise price than the cancelled options.

If you cease being an employee of Pac-West prior to the new options grant date, you will not receive new options.

         Cancelled options are cancelled permanently. Therefore, if you cease being an employee for any reason prior to the grant of the new options, you will receive neither the cancelled options nor the new options.

Pac-West's common shares may be de-listed, which could affect the market price of such common shares.

         Pac-West's common shares are currently traded on the Nasdaq National Market System under the symbol "PACW." On November 5, 2001, the closing price of the common shares reported on Nasdaq was $0.73 per share. You should be aware that the bid price for Pac-West's common stock is currently below the minimum bid price of $1.00 per share required by the Nasdaq Stock Market for the continued inclusion of the common stock on the Nasdaq National Market System. Although we understand that the Nasdaq Stock Market has temporarily suspended enforcement of the minimum bid price requirement for continued listing on the Nasdaq National Market System until January 2, 2002, if the bid price for Pac-West's common stock does not thereafter increase above the minimum bid price requirement, it is possible that the common stock would be de-listed from inclusion in the Nasdaq National Market System. If Pac-West's common stock were to be de-listed, as described above, you should be aware that the market price of the common stock could decline further as a result of such de-listing.

Your new options may be incentive stock options as to fewer shares than your cancelled options, with the difference treated as nonqualified stock options.

         If one or more of your cancelled options was an incentive stock option, your new options will be incentive stock options as to one hundred percent (100%) of the number of shares covered by such incentive stock options, except to the extent that the Tax Code limits the number of shares as to which the new options may be treated as incentive stock options. For options to qualify as incentive stock options, the fair market value of shares as to which the option first becomes exercisable by the option holder in any calendar year cannot exceed $100,000, based on the fair market value of the shares on the date of grant (the fair market value will be the same as the option exercise price). It is possible that by participating in this exchange, the new options to be granted to you in exchange for one or more incentive stock options you tender will exceed this limit. In such event, the excess will be granted as nonqualified stock options. In general, nonqualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange.

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

         We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of your stock options (or sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program with respect to some or all of the options you hold. However, with respect to any incentive stock options that you do not tender, it is possible that the IRS could seek to treat the option exchange program as resulting in a "modification" of such options. A successful assertion by the IRS of this position could cause any incentive stock options not tendered to be treated as nonqualified stock options and/or change the "date of grant" of such options under the Tax Code for purposes of determining how long shares acquired upon exercise of such options must be held in order to receive favorable tax treatment under the tax rules applicable to incentive stock options.

                                    THE OFFER

Section 1.  Eligible Employees

         An "eligible employee" refers to all employees of Pac-West:

         . who are employees as of the date the Offer commences and remain employed through and including the date the new options are granted, a date that we currently expect to be at least 185 days after the expiration of the offering period; and

         .        who hold options under the option plan; and

         . who are not directors and officers required to report transactions in Pac-West's common stock pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, at any time on or after the commencement date to and including the grant date.

         As of November 5, 2001, options to purchase approximately 3,249,213 of our shares were granted and unexercised under the Option Plan, of which options to purchase approximately 1,531,866 of our shares, constituting approximately 47.1% of those options, were held by eligible employees. However, this Offer is not valid in any jurisdiction in which the Offer or the acceptance of any of the options would not be in compliance with the laws of that jurisdiction.

Section 2.  Number of Options; Expiration Date

         Subject to the terms and conditions of this Offer, Pac-West will exchange, in return for new options to purchase shares of common stock under the option plan, all outstanding, unexercised options held by eligible employees that are validly tendered before the expiration date of the Offer. An eligible employee who tenders any option for exchange will be required to tender all existing options issued to such employee prior to the cancellation date, which is currently anticipated to be as soon as practicable following the expiration date, as described below. Accordingly, if an eligible employee participates in the Offer, the employee will be required to tender all options granted to the employee.

         Options that are tendered by an eligible employee and accepted by Pac-West for exchange will be cancelled, and the employee will be entitled to receive new options to purchase common shares. The number of shares under the new options to be granted to each eligible employee will be one hundred percent (100%) of the number of shares that are issuable upon exercise of the options tendered and accepted for exchange. All new options will be subject to the terms of the option plan. In addition, all new options will be subject to the terms and conditions of a new stock option agreement between Pac-West and each eligible employee. If your employment with Pac-West is terminated for any reason, whether by reason of resignation, termination of employment, or death, prior to the date of the new option grant, then you will not receive any new options or other consideration in exchange for your cancelled options.

         The Offer is currently scheduled to expire at 5:00 p.m., Pacific Time, on December 14, 2001, but may be extended in the sole and absolute discretion of Pac-West. If we extend the period of time during which the Offer remains open, the term "expiration date" will refer to the latest time and date of which the Offer expires (See Section 15 of this Offer to Exchange for a description of Pac-West's rights to extend, delay, terminate and amend the Offer).

IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF PAC-WEST, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED

OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. PARTICIPATION IN THE OFFER DOES NOT IN ANY MANNER CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF PAC-WEST. This means that if you die or quit or we terminate your employment prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled.

         Pac-West will inform you in writing if (i) we increase or decrease the consideration offered for the option, or (ii) we decrease the number of options eligible to be tendered in the Offer. In such event, we will extend the Offer so that the Offer is open at least ten (10) business days following such notice. As used in this Offer, a "business day" means Monday through Friday, except for U.S. federal holidays.

         We will also inform you in writing of any other material change in the information contained in this document.

Section 3.  Purpose of the Offer

         We issued the options outstanding under the Option Plan to:

         . provide our employees an opportunity to acquire or increase a proprietary interest in the Company, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

         . encourage our employees to continue their employment with the Company.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this Offer to exchange outstanding options for new options that will (1) have an exercise price equal to the fair market value of our common stock on the grant date and (2) possibly provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

         We believe that retention of our employees is critical to our success, and we believe that there is great significance in maintaining the equity incentive of our employees. This Offer enables eligible employees to exchange options that are exercisable at a price that is above the current market price, which we believe are unlikely to be exercised in the foreseeable future, for new options with an exercise price equal to the market value of the common shares on the grant date.

         However, there is a risk that the new options may have a higher exercise price than some or all of the cancelled options, given that the new options will not be granted until at least 185 days after the expiration of the offering period (See "Risks of Participation in the Offer").

         Therefore, neither Pac-West nor its board of directors make any recommendation as to whether or not an eligible employee should tender any options. Pac-West has not authorized any person to make any recommendation as to whether or not you should tender your options through the Offer, nor to provide any information or to make any representation not contained in this document or in the related memorandum. We strongly urge you to evaluate carefully all of the information in this Offer to Exchange and to consult independent investment and tax advisors.

Section 4.  Procedures for Tendering Options.

         Making Your Election. To make your election to accept or reject this Offer, you must make your election, sign and deliver the Election Form, or a facsimile thereof, and any other required documents to the attention of Stephanie Van Steyn by hand delivery, overnight courier, mail or fax for delivery no later than 5:00 p.m., Pacific Time on the expiration date. We will only accept a paper copy of your Election Form. Delivery by e-mail will not be accepted. You do not need to return your stock option agreements for your existing options to effectively elect to accept the Offer.

IN ORDER TO BE CONSIDERED TIMELY FILED, ALL DOCUMENTS MUST BE RECEIVED BY THE COMPANY PRIOR TO 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE.

IF WE DO NOT RECEIVE YOUR ELECTION FORM BY THE EXPIRATION DATE, YOUR INACTION WILL BE CONSIDERED THE EQUIVALENT OF AN ELECTION NOT TO PARTICIPATE IN THE OFFER.

THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS, NOTICE OF CHANGE IN ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTATION IS AT YOUR RISK. IF YOU DELIVER BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE THE MATERIALS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of common shares subject to existing options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Forms of Notice of Change in Election. We may reject any or all Election Forms and Forms of Notice of Change in Election if we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered existing options. Otherwise, we will accept properly and timely tendered existing options that are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form or Form of Notice of Change in Election with respect to any particular options or any particular option holder. No existing options will be accepted until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the tender of any options, and no one will be liable for failing to give notice of any defects or irregularities.

         Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you return your eligible options according to the procedures described above, you will be deemed to have accepted the terms and conditions of the Offer. However, only our acceptance of eligible options that are properly tendered will form a binding agreement between you and the Company on the terms and subject to the conditions of this Offer.

         Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered existing options that have not been validly withdrawn.

Section 5.  Withdrawal Rights and Change in Election.

         You may only withdraw your tendered options in accordance with the provisions of this Section 5.

         You may withdraw your tendered options at any time before the expiration date. To validly withdraw tendered options, an option holder must deliver to us at the address set forth in Section 5 a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn. Because we are not accepting partial tenders of option grants, you may only withdraw options for all of the shares of common stock subject to a grant. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

         You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 5.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

Section 6. Acceptance of Options for Exchange and Cancellation and Issuance of New Options.

         Upon the terms and subject to the conditions of this Offer and as promptly as reasonably practicable following the expiration date, we will accept for exchange and cancellation all existing options properly tendered and not validly withdrawn before the expiration date. Once the existing options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be as soon as practicable following the expiration date, and you will be granted new options on or after the first business day after the expiration of 185 days after the expiration of the offering period. If we accept and cancel options properly tendered for exchange after December 14, 2001, the period in which the new options will be granted will be similarly delayed.

         If we accept existing options that you tender in the Offer, we will defer any grant to you of other options for which you may be eligible before the new option grant date until after the new option grant date, so that you are granted no new options for any reason until at least 185 days following the expiration of the offering period. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the Offer. In addition, if you tender any option for exchange, you will be required to tender all options that you received under the option plan.

         Your new options will entitle you to purchase one hundred percent (100%) of the number of shares that you tendered under an option and we accepted for exchange. If, for any reason, you are not an employee of Pac-West through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this Offer.

         For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to our option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date, which we expect to be at least 185 days from the expiration of the offering period, of the new options.

Section 7.  Conditions of the Offer

         Notwithstanding any other provision of the Offer, Pac-West will not accept any existing options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after November 14, 2001, and prior to the expiration date (1) any of the following events has occurred, or has been determined by us to have occurred, and, (2) in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

         . there will have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of new options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Pac-West, or otherwise materially impair in any way the contemplated future conduct of Pac-West's business, or materially impair the contemplated benefits of the Offer to us;

         . there will have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or Pac-West, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (a) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

                  (b) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

                  (c) materially impair the contemplated benefits of the Offer to Pac-West; or

                  (d) materially and adversely affect Pac-West's business condition (financial or other), income, operations or prospects of Pac-West, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to Pac-West;

         . there will have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purpose;

         . a tender or exchange Offer for some or all of our shares, or a merger or acquisition proposal for Pac-West, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we learn that:

                  (a)      any person, entity or "group," within the meaning of
                           Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding common shares of Pac-West, or any new group will have been formed that beneficially owns more than 5% of the outstanding common shares of Pac-West, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date;

                  (b)      any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC on or before the expiration date, has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding common shares; or

                  (c) any person, entity or group will have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities;

         . any change or changes will have occurred in Pac-West's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Pac-West or may materially impair the contemplated benefits of the Offer to Pac-West.

The conditions to the Offer are for Pac-West's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

Section 8.  Price Range of Common Shares

         Our common stock is currently traded on the Nasdaq National Market System under the symbol "PACW." The stock was initially offered to the public on November 4, 1999, at $10.00 per share. The following table sets forth for the periods indicated the high and low reported closing sale prices per share for our stock as reported by the Nasdaq Stock Market.

         Year Ending December 31, 2001                              High        Low
                                                                  -------     -------
         First Quarter ......................................     $  6.60     $  2.87
         Second Quarter .....................................     $  3.74     $  1.85
         Third Quarter ......................................     $  2.11     $  0.42
         Fourth Quarter (October 1 through November 5) ......     $  0.85     $  0.45

         Year Ending December 31, 2000                              High        Low
                                                                  -------     -------
         First Quarter ......................................     $ 40.13     $ 22.13
         Second Quarter .....................................     $ 28.50     $ 14.75
         Third Quarter ......................................     $ 22.38     $  9.00
         Fourth Quarter .....................................     $ 11.95     $  2.06

         Year Ended December 31, 1999                               High        Low
                                                                  -------     -------

         Fourth Quarter (November 4 through December 31).....     $ 29.38     $ 18.44

         There were approximately 546 stockholders of record of our Common Stock on November 5, 2001. On November 5, 2001, the last reported sale price of our stock as reported by Nasdaq was $0.73.

         You should be aware that the bid price for Pac-West's common stock is currently below the minimum bid price of $1.00 per share required by the Nasdaq Stock Market for the continued inclusion of the common stock on the Nasdaq National Market System. Although we understand that the Nasdaq Stock Market has temporarily suspended enforcement of the minimum bid price requirement for continued listing on the Nasdaq National Market System until January 2, 2002, if the bid price for Pac-West's common stock does not thereafter increase above the minimum bid price requirement, it is possible that the common stock would be de-listed from inclusion in the Nasdaq National Market System. If Pac-West's common stock were to be de-listed as described above, you should be aware that the market price of the common stock could decline further as a result of such de-listing.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

Section 9.  Source and Amount of Consideration; Terms of New Options

         Consideration. We will grant new options to purchase common shares under the option plan in exchange for the existing options properly tendered and accepted for exchange by us that will be cancelled. The number of shares subject to the new options to be granted to each option holder will be one hundred percent (100%) of the number of shares under the unexercised options tendered by the option holder and cancelled by us. If we receive and accept tenders of all existing options from eligible employees, subject to the terms and conditions of this Offer we will grant new options to purchase a total of approximately 1,531,866 common shares. The common shares issuable upon exercise of the new options will equal approximately 4.2% of the total common shares outstanding as of November 5, 2001.

         Terms of New Options. A new stock option agreement will be entered into between Pac-West and each option holder with respect to any new options to be issued under the Offer. Except with respect to the exercise price, the expiration date, and as otherwise specified in this Offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the cancelled options. The issuance of new options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options. In addition, because we will not grant new options until at least 185 days after the expiration of the offering period, the new options may have a higher exercise price than some or all of the tendered options, including as a result of a significant corporate event or market trends.

         General. The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under the option plan is currently 4,751,750. The option plan permits the granting of both qualified and non-qualified stock options (i.e., stock options that are not incentive stock options within the meaning of Section 422 of the Tax Code).

         Administration. The option plan is administered by (a) the board of directors, or (b) a committee (or a subcommittee of the committee) designated by the board of directors, which committee shall be constituted in such a manner as to satisfy applicable laws. The option plan provides the board of directors, and committees designated thereby, with broad discretion to fashion the terms of grants of options, including type, size and exercise price, as it deems appropriate. The committee also selects the persons to whom options are granted.

         Term. The outstanding options that have been granted under the option plan have terms of ten years. Subject to the provisions of the option plan and your option agreement, the new options to be granted pursuant to the Offer will have a term of, and therefore expire, ten years from the date of grant.

         Exercise Price. The exercise price of each option is determined by the board of directors, or a committee (or a subcommittee of the Committee) designated by the board of directors. The exercise price of the new options to be granted pursuant to the Offer will equal the fair market value of our common stock on the date of the grant. This means that the exercise price of the new options will equal the last reported sale price of our common stock on the Nasdaq National Market Stock Market, or, if not quoted by the Nasdaq Stock Market, the OTC Bulletin Board or the Pink Sheets published by the National Quotation Bureau, as the case may be, on the trade date immediately prior to the date of grant. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST 185 DAYS AFTER THE EXPIRATION OF THE OFFERING PERIOD, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

         Vesting and Exercise. The board of directors, and Committees designated thereby, determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. However, in no case shall the Options be exercisable at a rate of less than twenty percent (20%) per year over five (5) years from the date the Option is granted, subject to reasonable conditions such as continued employment.

         Method of Exercising Options. After the new options begin vesting, the option holder may exercise the options in accordance with the terms of the option plan and the option holder's option agreement by providing to us (1) an Exercise Notice in such form as specified from time to time by the administrator which shall state the election to exercise the option, the whole number of shares in respect of which the option is being exercised, and such other provisions as may be required by the administrator, and (2) payment in full at the time of exercise of the option price per share for the shares of common stock then being acquired by (a) certified or cashier's check payable to the order of Pac-West Telecomm, Inc. or (b) surrender of shares of common stock having a fair market value equal to the full option exercise price (whether then owned by the option holder or issuable upon exercise of the option) in full payment for the shares of common stock being purchased or (c) a broker-dealer sale and remittance procedure pursuant to which the grantee (i) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased shares of common stock and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate grant price payable for the purchased shares and (ii) shall provide written directives to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction. We may also in our discretion provide for alternate means of exercise of the options.

         Prohibition Against Transfer, Pledge and Attachment. The options, and the rights and privileges conferred by them, are personal to the option holder and may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and during the option holder's lifetime shall be exercisable only by the option holder. The option holder may transfer the options, and the rights and privileges conferred by it, upon the option holder's death, either by will or under the laws of descent and distribution.

         Termination of Employment. IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF PAC-WEST FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR

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

EXCHANGE. This means that if you die, quit or we terminate your employment prior to the date we grant the new options, you will not receive anything for your cancelled options that you tendered. After the grant date of the new options, if the option holder ceases to be an employee of the company for any reason other than disability or death, then the new option shall likewise be cancelled. To the extent the option holder is not entitled to exercise the options prior to the date of the option holder's termination, such outstanding and unexercised option shall immediately lapse and the option holder shall have no further rights with respect to it, effective as of the date of termination of the option holder's employment.

         After the date of grant of the new options, if the option holder's employment with Pac-West is terminated due to death or disability, the options shall be exercisable at any time within twelve months of the date of option holders death or disability to the extent to which the option holder would otherwise be entitled to exercise the options on or prior to the date of such termination. To the extent the option holder is not entitled to exercise any portion of the options prior to the date of the option holder's termination due to death or disability, such unexercised portion of the options shall immediately lapse, effective as of the date of termination of the option holder's employment on account of death or disability.

         Registration of Option Shares. All shares of common stock issuable upon exercise of options under the option plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the Offer, have been registered under the Securities Act on a Registration Statement on Form S-8 filed by Pac-West with the SEC on December 22, 2000.

         Effect of Change of Control. In the event that prior to the expiration of the 185-day period there shall be a sale of all or substantially all of Pac-West's common shares or assets or a merger of Pac-West with another entity as a result of which a majority of Pac-West's common shares will be held by persons other than Pac-West's shareholders prior to the merger, all awards under the plan shall terminate immediately prior to the specified effective date of the transaction unless the award is assumed by the successor corporation. The company will not accelerate the timing of the grant should such transaction occur prior to the end of the 185-day period. If the plan is not assumed by the successor corporation, the replacement grants will not be issued. The option exchange plan is then null and void.

         Income Tax Consequences. You should refer to Section 14 of the Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of acceptance or rejection of the new options under this Offer. For all employees, including employees in non-U.S. countries, we recommend that you consult with your own tax advisor to determine the tax and social security consequences of this transaction under the laws of the country in which you live and work.

         Our statements in this Offer to Exchange concerning our option plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to all provisions of our option plans and the forms of stock option agreements under the option plan. Please contact us at Pac-West Telecomm, Inc., 1776 W. March Lane, Ste. 250, Stockton, California, 95207, Attn. Stephanie Van Steyn to receive a copy of any of the option plan and the current form of stock option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

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

Section 10. Information Concerning Pac-West

Our Company

         Pac-West Telecomm, Inc. is a provider of integrated communications services in the western United States. Our customers include Internet service providers (ISP), small and medium-sized businesses and enhanced communications service providers, many of which are communications intensive users. Our predecessor, also known as Pac-West Telecomm, Inc., began selling office phone systems in 1980 and reselling long distance service to small and medium businesses and residential customers in 1982. Effective September 30, 1996, our predecessor transferred its telephone division to us. Prior to September 30, 1996, we did not conduct any operations and, since that time, we have focused our business strategy on operating as a provider of integrated communications services.

         In August 2001, the Company announced and approved a restructuring plan which contained certain business initiatives in response to current market conditions including suspension of its expansion plans in certain states, exiting of certain lower margin services, including residential resale and customer owned and maintained equipment (COAM), and undertaking certain cost reduction initiatives.

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

Section 11. Interests of Directors and Officers; Transactions and Arrangements
            Concerning the Options

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of November 5, 2001, our executive officers and directors (18 persons) as a group held options outstanding under the 1999 Pac-West Incentive Stock Option Plan to purchase a total of 1,717,347 shares, which represented approximately 52.9% of all options outstanding under the option plan as of that date. In addition, Wallace W. Griffin, our Chairman and Chief Executive Officer holds 350,000 options granted pursuant to the 1998 Griffin Non-Qualified Stock Incentive Plan, which options are not subject to this Offer.

         On September 27, 2001, Dr. Jagdish Sheth, a director of Pac-West, through a wholly owned corporation, purchased 6,800 shares of Pac-West common stock at an average weighted price per share of $0.64. On October 26, 2001, our board of directors approved and authorized the grant of an aggregate of 794,347 options to our directors and officers, to be issued on December 1, 2001 with an exercise price equal to the market price of our common stock on November 30, 2001.

         Except as described above, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of Pac-West or our directors or executive officers, engaged in transactions involving the options or our common shares during the 60 days prior to this Offer to Exchange. Other than periodic purchases pursuant to the provisions of our option plans and ordinary course grants of stock options to employees, there have been no agreements, arrangements or understandings between us and any of our executive officers, directors, affiliates or any other person relating to the options.

Section 12. Status of Options Tendered in the Offer; Accounting Consequences of
            the Offer.

         Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the option plan. To the

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

extent these shares are not fully allocated for the new options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the Nasdaq rules or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

         We believe that variable award accounting will not be triggered and thus we will not have to record any compensation expenses as a result of the cancellation of the existing options and issuance of new options since:

         . We will cancel the existing options and issue new options more than 185 days following the expiration of the offering period, with an exercise price equal to the market price of the share on the date of the issue of the new option.

         . We will not protect our employees against any increases in the market price of the share in the period between the cancellation date and the date on which we issue the new options.

Section 13. Legal Matters; Regulatory Approvals

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7. We will not grant any new options if we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is at least 185 days from the date that we cancel the options accepted for exchange in which period we currently expect to grant the new options.

Section 14. Material U.S. Federal Income Tax Consequences

         General. The following is a general summary of certain U.S. federal income tax consequences of the exchange of options pursuant to the Offer to Exchange. This discussion is based on the Tax Code, its legislative history, U.S. Treasury regulations and administrative and judicial interpretations as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. The following summary also does not address any aspect of state, local, or non-U.S. tax laws. We recommend that you consult your tax advisor with respect to the foreign, state and local tax consequences of participating in the Offer.

         Effect of Option Exchanges. If you exchange one or more existing options for new options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

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

         You should note, however, that if one or more of the options you exchange are "incentive stock options," as defined in the Tax Code, it is possible that, due to Tax Code limitations, you might receive in exchange new options that are treated as incentive stock options as to a fewer number of shares than covered by the incentive stock options you tendered. Options that are not treated as incentive stock options will instead be treated as "nonqualified stock options." Under the Tax Code, options cannot qualify as incentive stock options to the extent that the fair market value of shares as to which the options become exercisable for the first time during any calendar year exceeds $100,000, based on the fair market value of a share on the date of grant of the options (the fair market value of a share will be the same as the exercise price of the option). Thus, whether the Tax Code limitation may be exceeded depends upon the number of shares subject to any incentive stock options you tender, the fair market value of the shares on the date of grant of the new options you receive in exchange, and the vesting schedule that applies to the new options. As noted above, excluding any provision for accelerated vesting, the new options will vest based on the same schedule as the existing options. To the extent that the Tax Code's incentive stock option limitation is exceeded, the new options will be treated as nonqualified stock options under the option plans. The tax consequences associated with incentive stock options and nonqualified stock options are discussed below.

         Effect of Not Tendering Options. We believe that the option exchange program will not change the U.S. federal income tax treatment of your stock options (or sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program with respect to some or all of the options you hold. However, with respect to any incentive stock options that you do not tender, it is possible that the Internal Revenue Service could seek to treat the option exchange program as resulting in a "modification" of such options. A successful assertion by the IRS of this position could cause any incentive stock options that you do not tender to be treated as nonqualified stock options and/or change the "date of grant" of such options under the Tax Code for purposes of determining how long shares acquired upon exercise of such options must be held in order to receive favorable tax treatment under the tax rules applicable to incentive stock options.

YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING (OR NOT PARTICIPATING) IN THE OFFER TO EXCHANGE.

         Incentive Stock Options. Under current law, you will not realize ordinary income upon the grant or timely exercise of an incentive stock option, though when you exercise the option, the difference between the exercise price and the fair market value of the shares subject to the option will be treated as income for alternative minimum tax purposes. Exercise of an incentive stock option will be timely if made during its term and if you remain an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the incentive stock option and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a permanently and totally disabled optionee). Exercise of an incentive stock option will also be timely if made by the legal representative of an optionee who dies (i) while in the employ of the Company or a subsidiary or (ii) within three months after termination of employment. In addition, in order to qualify for the tax treatment described above, you also may not dispose of the shares received pursuant to the exercise of the option within two years of the grant of the option and within one year after the date of the exercise of the option. The tax consequences of failing to satisfy either of these requirements will be determined in accordance with the rules applicable to the exercise of a nonqualified stock option as discussed below.

         Nonqualified Stock Options. Under current law, you will not realize ordinary income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as ordinary income to you, and you will be subject to withholding of income and employment taxes at that time. We will generally be entitled to a deduction equal to the amount of ordinary income taxable to you.

         Capital Gains and Losses. The subsequent sale of the shares acquired pursuant to the exercise of an incentive stock option or a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized, if any, with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you hold the shares for more than one year following exercise of the option.

YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF RECEIVING AND EXERCISING OPTIONS ASSOCIATED WITH THE OFFER TO EXCHANGE.

Section 15. Extension of the Offer; Termination; Amendment

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the option holders and making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration Offered or return the options tendered promptly after termination or withdrawal of a tender Offer.

         Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Pacific time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release. Any company-wide announcement most likely would be made by e-mail.

         If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

         . we increase or decrease what we will give you in exchange for your options; or

         . we increase or decrease the number of options eligible to be exchanged in the Offer.

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

         If the Offer is scheduled to expire within less than ten (10) business days from the date we notify you of such an increase or decrease, we will also extend the Offer for a period of ten (10) business days from the date the notice is published.

Section 16. Fees and Expenses

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

Section 17. Additional Information

         This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits before making a decision on whether to tender your opinions.

         We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance therewith, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information, including the Schedule TO, our annual report on Form 10-K for the fiscal year ended December 31, 2000, and our quarterly reports on Form 10-Q for the fiscal periods ended March 31, 2001, June 30, 2001 and September 30, 2001, can be inspected and copied at the public reference facilities maintained by the SEC. These filings and our other SEC filings may be obtained at the following SEC public reference rooms:

450 Fifth Street, N.W.            233 Broadway            44 Montgomery Street,
      Room 1024                New York, NY 10279               Suite 1100
Washington, D.C. 20549           (646) 428-1500          San Francisco, CA 94104
    (202) 942-7040                                           (415) 705-2500

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Copies of these materials may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common shares are currently quoted on the Nasdaq National Market System under the symbol "PACW," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost by writing to us at Pac-West Telecomm, Inc., 1776 W. March Lane, Ste. 250, Stockton, California 95207, Attn: Stephanie Van Steyn, facsimile number: (209) 926-3483, telephone number: (209) 926-3318.

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

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about Pac-West should be read together with the information contained in the documents to which we have referred you.

Section 18. Forward Looking Statements; Miscellaneous.

         This Offer to Exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and section 21E of the Securities Exchange Act. When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" or comparable terminology as they relate to Pac-West or our management are intended to identify these forward looking statements. The documents filed by us with the SEC, including our annual report on Form 10-K, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                                         Pac-West Telecomm, Inc.

November 14, 2001

                                   SCHEDULE A

           INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS

                           OF PAC-WEST TELECOMM, INC.

                             AS OF NOVEMBER 5, 2001

         The directors and executive officers of Pac-West Telecomm, Inc. and their positions as of November 5, 2001, are set forth in the following table:

Name                      Position Held
--------------------      -------------------------------------------
Wallace W. Griffin        Chairman, Chief Executive Officer, Director
Hank R. Carabelli         President, Chief Operating Officer
H. Ravi Brar              Vice President--Finance
Gregory P. Joksch         Vice President--Information Technologies
Harry W. Wilson           Vice President--Human Resources
John F. Sumpter           Vice President--Regulatory
Wayne E. Bell             Vice President--Marketing
Michael A. Hawn           Vice President--Customer Network Services
Greg S. Miller            Vice President--Sales
Dennis V. Meyer           Senior Financial Advisor
John K. La Rue            Director
Jerry L. Johnson          Director
A. Gary Ames              Director
David G. Chandler         Director
Mark S. Fowler            Director
Samuel A. Plum            Director
Dr. Jagdish N. Sheth      Director
Robert C. Morrison        Director

         The address of each director and executive officer is as follows: c/o Pac-West Telecomm, Inc., 1776 W. March Lane, Ste. 250, Stockton, California 95207.


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

--------------------------------------------------------------------------------

        OFFER TO EXCHANGE OUTSTANDING AND UNEXERCISED OPTIONS TO PURCHASE

     COMMON STOCK, PAR VALUE $0.001, OF PAC-WEST TELECOMM, INC., WHICH WERE

     GRANTED UNDER THE PAC-WEST TELECOMM, INC.,1999 STOCK INCENTIVE PLAN FOR

          NEW OPTIONS TO PURCHASE COMMON SHARES UNDER THE OPTION PLAN.

         You should direct questions about this Offer to Jeff Webster, Pac-West Telecomm, Inc., 1776 W. March Lane, Ste. 250, Stockton, California 95207, telephone number (209) 926-3375, fax number (209) 926-3483. You may also direct questions about this offer or requests for assistance or additional copies of the Offer to Exchange, the Election Form, or the Form of Notice of Change in Election to Stephanie Van Steyn, Pac-West Telecomm, Inc., 1776 W. March Lane, Ste. 250, Stockton, California 95207, telephone number (209) 926-3318, fax number (209) 926-3483.

--------------------------------------------------------------------------------


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